Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. TO ACQUIRE
107,122 SQUARE FOOT RETAIL CENTER IN TENNESSEE

•	Acquisition will expand Wheeler’s presence in Tennessee to two properties and also marks another location to be solely managed by the Company‘s Charleston regional office.

•	Property is shadow-anchored by a Walmart Supercenter.

•	Property is 100% leased.

Virginia Beach, VA – October 14, 2014 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today that the Company entered into a contract to acquire Crockett Square, a 107,122 square foot retail center for an acquisition price of $9.75 million, or $91.02 per square foot. The property will be acquired using a combination of cash and bank debt.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “We are pleased to announce that we have entered into the contract to acquire Crockett Square. Crockett Square fits our acquisition criteria perfectly, as it is 100% leased by national tenants such as Hobby Lobby, Dollar Tree, Pier 1 and Ross, located in a tertiary market, shadow-anchored by a Walmart Supercenter and directly across from Walters State Community College, both of which draw traffic to the area. We intend to acquire Crockett Square under favorable terms that will generate returns that are accretive to our bottom line. We believe this property is another prime example of Wheeler utilizing capital from its recent offering to generate additional revenue and add value for shareholders.”

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) assumes contract to acquire Crockett Square, a retail center located in Morristown, TN.

Crockett Square – Morristown, Tennessee
Built in 2005, Crockett Square is a 107,122 square feet retail center that is shadow-anchored by a Walmart Supercenter. The center is 100% leased by nationally known retailers and anchor tenants that include Hobby Lobby, Ross Dress for Less and Dollar Tree. The remaining 8,000 square feet is leased to Pier 1 Imports, a nationwide retailer of decorative home furnishings and related products.

The center is located in Morristown, Tennessee on US Route 25E, an auxiliary route of US 25, a major highway that travels from Newport, Tennessee to North Corbin, Kentucky. The center is directly across from Walters State Community College, a state-supported community college that predominately serves ten counties in East Tennessee. Crockett Square is also approximately half a mile southeast of College Square Mall.

Location / Demographic Information
Morristown, Tennessee has a population of 29,137 and is approximately forty miles northeast from Knoxville, Tennessee. The city is located in the County of Hamblen and is home to several international businesses as well as over ten Fortune 500 Companies having manufacturing facilities located in the area.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
Wheeler Real Estate Investment Trust, Inc. (the "Company") considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding potential future acquisitions and the anticipated profitability of such potential acquisitions are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com